EXHIBIT 99.16

InterAmerican Gaming, Inc.

OTCBB : IAGM

May 17, 2012 10:30 ET
IAG Announces SoFit Mobile Partnership with US State Department and 2012 London Games Walk A Mile Initiative

TORONTO, ONTARIO--(Marketwire - May 17, 2012) - InterAmerican Gaming Inc. (OTCBB:IAGM) ("IAG" or "the Company"), a company developing "SoFit Mobile" - a new social gaming mobile application that lets you get fit, stay fit and earn rewards that matter - is pleased to announce the selection of SoFit Mobile as the Official Solution Provider for 'Walk a Mile'. Walk A Mile is a global event supported by the 2012 London Olympic Games that promotes social fitness and unity under the umbrella of the US State Department's Hours Against Hate tolerance campaign.

Mr. Marc Askenasi, President & CEO of IAG, stated, "We are very proud that SoFit Mobile was selected as the Official Solution Provider for the Walk A Mile Campaign. We look forward to users becoming proactive and interacting with others to improve the world around them. We know that SoFit will be an integral part of supporting the success of this Global ACTIVation Community in its efforts toward a better tomorrow."

Powered by the SoFit Mobile interactive smartphone app, the Walk a Mile program will be an easy way for people to show their support for global tolerance - easy to join, easy to use, and easy to follow the simple steps that can be made towards mutual goals and positive global change.

"The Walk A Mile participants will form the first Global ACTIVation Community, walking together to learn a new respect and learn about people who don't look, pray, or live like you." Farah Pandith, Special Representative to Muslim Communities, U.S. Department of State.

"By sharing exercise goals and efforts with members from other countries and cultures, we are paring the spirit of the Olympics with the idea of walking in someone else's shoes." Hannah Rosenthal, Special Envoy to Combat and Monitor Anti-Semitism, U.S. Department of State.

With the strategic marketing and campaign management of Rock-it Media, Walk a Mile will gain a worldwide profile. It will have the endorsement of ambassadors, celebrity & athlete spokespeople and supporters from all over the world - from musicians to politicians, CEOs to NGOs, world leader to thought leaders, sports stars to artists.

"The Olympic Games have a singular power to inspire, and we are thrilled to have been recognized by the London Olympic Committee. We look forward to connecting the millions who will gain a better understanding of one another with the 2012 Hours Against Hate campaign and the Walk A Mile Platform, and to keeping the Spirit of the Olympics alive far beyond the London Games." Kate Dohring, Founder, Rock-It Media.

About IAG and SoFit

IAG is a digital technology company that develops socially disruptive technologies. IAG builds industry-defining businesses through a combination of organic growth and acquisitions. IAG's first product, SoFit, is a new social gaming mobile application that lets you get fit, stay fit and earn rewards that matter. Launching in July 2012!

Subscribe to the SoFit email list at sofitmobile.com to be the first to know about release dates, product details, and special promotions.

For more information and to stay engaged with SoFit 'follow' us on Twitter @sofitmobile and 'like' us on Facebook @facebook.com/sofitmobile.

About Walk a Mile / 2012 Hours Against Hate Campaign

The 2012 Hours Against Hate campaign is the second year that the US State Department has run a public program to promote cultural and global tolerance. After the great success of the first year, it seemed only fitting to unite with the 2012 London Olympics to create an innovative campaign that touches on the central themes of both bodies. Inspired by the saying 'to walk a mile in someone else's shoes', this unique campaign has the real potential to reach a global audience and open the way for change.

For more information about Walk A Mile and the 2012 Hours Against Hate Campaign, please go to www.2012walkamile.com or contact info@2012walkamile.com.

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. InterAmerican Gaming Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in InterAmerican Gaming Inc. SEC filings. InterAmerican Gaming Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with InterAmerican Gaming Inc.'s business, please refer to the risks and uncertainties detailed from time to time in InterAmerican Gaming Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

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